Valeritas Teams with Glooko as its Preferred Data Management Partner for V-Go® SIM™

BRIDGEWATER, New Jersey, April 20, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company which offers patients with type 2 diabetes V-Go® Wearable Insulin Delivery device, a simple, affordable, all-in-one insulin delivery option that is worn like a patch and can eliminate the need for taking multiple daily shots, announced today it has entered into an agreement with Glooko, a leader in diabetes data management. With this agreement, Valeritas will provide future V-Go SIM (Simple Insulin Management) users with Glooko’s cloud-based mobile and web diabetes data management platform to help track and analyze their diabetes care plan. Users can also share their data with their providers.
“We are thrilled to be partnering with Glooko and excited to be able to offer Glooko’s market-leading, diabetes data management platform to our customers when we introduce our V-Go SIM technology throughout the U.S. in the first half of 2019,” said John Timberlake, President and Chief Executive Officer of Valeritas. “We believe the combination of our flagship product V-Go, combined with our Bluetooth® technology enabled V-Go SIM and Glooko’s diabetes data management platform will allow adult patients with diabetes and their healthcare providers to optimize each patient’s diabetes management and care plan.”
“We are excited to bring V-Go’s easy and convenient insulin delivery solution coupled with the V-Go SIM technology onto the Glooko platform,” said Russ Johannesson, Glooko CEO. “With this integration, people with diabetes using the V-Go SIM accessory will be able to better understand the impact of seamless insulin delivery on their glycemic control and their care teams will be able to better optimize their use of this accessory.”
V-Go SIM is a new, durable accessory that will snap onto Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, and is designed to provide one-way Bluetooth communication from the V-Go SIM to a patient’s smart device. The V-Go SIM's onboard electronics will provide information regarding V-Go’s use and wirelessly transmit such data via a V-Go SIM application (app) on a mobile device. This app will have the functionality to store, display, and share recorded on-board insulin delivery data and the status of V-Go to the patient and his or her healthcare provider. By partnering with Glooko, the patient can use the Glooko application not only to upload and analyze insulin usage data, but to also upload blood glucose levels and daily patient carbohydrate, food, and medication intake. Combining this patient diabetes management data within the Glooko platform will give V-Go SIM users and their healthcare providers a more robust view of how each patient is managing his or her diabetes and will enable better informed regimen and behavior modifications.
The V-Go SIM is investigational and not expected to be available for full commercial use in the U.S. until the first half of 2019. Valeritas and Glooko will be working collaboratively to ensure a seamless experience for V-Go SIM users and healthcare providers using the new platform when it becomes available.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

About Glooko

Glooko provides insights into diabetes by enabling both people with diabetes (PWDs) and their care teams with technology to understand and manage diabetes care. Glooko’s self-management mobile app automatically uploads data from devices including blood glucose meters, insulin pumps, CGMs and several fitness and activity trackers - providing timely and verified data and enabling PWDs and care teams to correlate it with diet, exercise, medication and other data. Glooko provides care teams with an easy office data upload solution and a population health app so they can support PWDs during and in-between office visits. Trusted by the world’s leaders in diabetes care, Glooko is used by 7,000 clinics and over 1.5 million PWDs in 23 countries across 15 languages. Learn more by visiting www.glooko.com

©2018 Glooko, Inc. Glooko and Diasend are trademarks of Glooko, Inc. All rights reserved.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com

Media Contact:
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Knight Marketing Communications, Ltd.
(206) 451-4823
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